Exhibit 10.6

___________________

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CBL & ASSOCIATES LIMITED PARTNERSHIP

___________________

Dated as of:  November 1, 2021

___________________

Section 8.	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	29

8.1	Limitation of Liability	29
8.2	Management of Business	29
8.3	Outside Activities of Limited Partners	30
8.4	Return of Capital	30
8.5	Rights of Limited Partners Relating to the Partnership	30
8.6	Grant of Rights	31

Section 9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS	31

9.1	Records and Accounting	31
9.2	Fiscal Year	31
9.3	Reports	31

Section 10.	TAX MATTERS	32

10.1	Preparation of Tax Returns	32
10.2	Tax Elections	32
10.3	Tax Matters Partner	32
10.4	Withholding	34

Section 11.	TRANSFERS AND WITHDRAWALS	35

11.1	Transfer	35
11.2	Transfers of Partnership Interests of General Partner	35
11.3	Limited Partners’ Rights to Transfer	35
11.4	Substituted Limited Partners	36
11.5	Assignees	37
11.6	General Provisions	37

Section 12.	ADMISSION OF PARTNERS	38

12.1	Admission of Successor General Partner	38
12.2	Admission of Additional Limited Partners	39
12.3	Amendment of Agreement and Certificate of Limited Partnership	39

Section 13.	DISSOLUTION AND LIQUIDATION	39

13.1	Dissolution	39
13.2	Winding Up	40
13.3	Compliance with Timing Requirements of Regulations	41
13.4	Rights of Limited Partners	41
13.5	Notice of Dissolution	41
13.6	Cancellation of Certificate of Limited Partnership	41
13.7	Reasonable Time for Winding Up	42
13.8	Waiver of Partition	42
13.9	Liability of Liquidator	42

Section 14.	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS	42

14.1	Amendments	42
14.2	Meetings of the Partners	43

Section 15.	[ARBITRATION OF DISPUTES	44
15.1	Arbitration	44

Section 16.	GENERAL PROVISIONS	44

16.1	Notices	44
16.2	Headings	45
16.3	Pronouns and Plurals	45
16.4	Further Action	45
16.5	Successor	45
16.6	Creditors; Other Third Parties	45
16.7	Waiver	45
16.8	Counterparts	45
16.9	Applicable Law	45
16.10	Severability	45
16.11	Power of Attorney	45
16.12	Entire Understanding; Etc	46
16.13	No Rights as Shareholders	46
16.14	Limitation to Preserve REIT Status	47

EXHIBIT A
PARTNERS AND PARTNERSHIP INTERESTS

EXHIBIT B
CAPITAL ACCOUNT MAINTENANCE

EXHIBIT C
SPECIAL ALLOCATION RULES

EXHIBIT D
RIGHTS TERMS

FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
CBL & ASSOCIATES LIMITED PARTNERSHIP

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CBL & Associates Limited Partnership dated as of November 1, 2021 (the “Effective Date”), is entered into by and among (a) CBL Holdings I, Inc., a Delaware corporation (defined herein as the “General Partner”), as the sole general partner of the Partnership, and (b) those certain Persons identified on Exhibit A hereto as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, CBL & Associates Limited Partnership (the “Partnership”) was formed by that certain Agreement of Limited Partnership dated October 29, 1993, as amended and restated in its entirety by that certain Amended and Restated Agreement of Limited Partnership dated November 3, 1993, and further amended by that certain Modification No. One to the Amended and Restated Agreement of Limited Partnership dated March 31, 1997 and by that certain Modification No. Two to the Amended and Restated Agreement of Limited Partnership dated February 19, 1998, (together, the “First Restated Agreement”); and

WHEREAS, the First Restated Agreement was amended in its entirety and the parties entered into the Second Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership dated June 30, 1998, which was then amended by the First Amendment dated January 31, 2001, the Second Amendment dated February 15, 2002, the Third Amendment dated July 28, 2004 and the Fourth Amendment dated June 1, 2005 (all of the foregoing constituting and being herein referred to as the “Second Restated Agreement”); and

WHEREAS, the General Partner determined to amend the Second Restated Agreement in its entirety and the General Partner amended and restated the Second Restated Agreement by entering into the Third Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership dated June 15, 2005 (the “Third Restated Agreement”); and

WHEREAS, the Third Restated Agreement was amended by that certain First Amendment to Third Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership dated November 16, 2005; and

WHEREAS, the General Partner determined to amend the Third Restated Agreement in its entirety and the General Partner amended and restated the Third Restated Agreement by entering into the Fourth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership dated November 2, 2010 (the “Fourth Restated Agreement”); and

WHEREAS, on November 1, 2020, the Company and certain of its affiliates including the Partnership (collectively with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”); and

WHEREAS, the General Partner has determined to amend and restate the Fourth Restated Agreement in accordance with the Third Amended Joint Chapter 11 Plan of the Debtors confirmed by order, dated August 11, 2021, of the Bankruptcy Court, jointly administered under the caption “In re: CBL & ASSOCIATES PROPERTIES, INC., et al.”, Case No. 20-35226 (DRJ) (the “Chapter 11 Plan”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends and restates the Fourth Restated Agreement in its entirety as follows:

Section 1.	DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“704(c) Value” of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt.  Subject to Exhibit B hereto, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to their fair market values.

“Accountants” shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership to audit the books and records of the Partnership and to prepare statements and reports in connection therewith.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (a) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B hereto.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (c) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (d) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (a), (b), and (c) above.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (a) in the case of any Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.

“Agreement” means this Fifth Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Audited Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor’s report containing an opinion thereon.

“Bankruptcy” with respect to any Person shall be deemed to have occurred when (a) the Person commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Person is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Person, (c) the Person executes and delivers a general assignment for the benefit of the Person’s creditors, (d) the Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding of the nature described in clause (b) above, (e) the Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Person or for all or any substantial part of the Person’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Person’s consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereto.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2 hereof.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereto, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Delaware Secretary of State on July 16, 1993, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Certificate of Incorporation” means the Certificate of Incorporation or other similar organizational document governing the Company, as amended, supplemented or restated from time to time.

“Closing Price” on any date shall mean the last sale price of the Common Stock on such date, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the relevant Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Partnership Unit” (also referred to as “Common Unit”) means any Partnership Unit that is not a Preference Unit nor included in any other class or series of Partnership Units established after the date hereof .

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company” means CBL & Associates Properties, Inc., a Delaware corporation that has elected to qualify as a REIT.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Contributed Property” means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereto, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereto, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means, as of the date of this Agreement, 1.0; provided, however, that in the event that the Company (a) pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (b) subdivides or splits its outstanding Shares, or (c) combines or reverse splits its outstanding Shares into a smaller number of Shares, the Conversion Factor in effect immediately preceding such event shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision, split, combination or reverse split (assuming for such purposes that such dividend, distribution, subdivision, split, combination or reverse split occurred as of such time), and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision, split, combination or reverse split.  Any adjustment to the Conversion Factor shall become effective immediately after the record date for such event in the case of a dividend or distribution or the effective date in the case of a subdivision, split, combination or reverse split. Notwithstanding the foregoing, no adjustments to the Conversion Factor will be made to the extent that the Partnership makes or effects any correlative distribution or payment to all of the Partners holding Partnership Units, or effects any correlative split or reverse split in respect of the Partnership Units.

“Current Per Share Market Price” on any date shall mean the average of the Closing Prices for the five consecutive Trading Days ending on and including such date (or if such date is not a Trading Day, ending on the immediately preceding Trading Day).

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

“Deemed Value of the Partnership Interest” means, as of any date with respect to any class of Partnership Interests, (a) if the common shares of beneficial interest (or other comparable equity interests) of the Company are Publicly Traded (i) the total number of shares of beneficial interest (or other comparable equity interest) of the Company corresponding to such class of Partnership Interest issued and outstanding as of the close of business on such date (excluding any treasury shares) multiplied by the Value of a share of such beneficial interest (or other comparable equity interest) on such date divided by (ii) the Percentage Interest of the Company in such class of Partnership Interests on such date, and (b) otherwise, the aggregate Value of such class of Partnership Interests determined as set forth in the fourth and fifth sentences of the definition of Value.

“Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Date” has the meaning set forth in the preamble.

“Entity” means any general partnership, limited partnership, corporation, joint venture, limited liability company, trust, business trust, cooperative or association.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notice” has the meaning set forth in Schedule 1 to Exhibit D.

“General Partner” means CBL Holdings I, Inc., a Delaware corporation, or its successors as general partner of the Partnership.

“General Partnership Interest” means a Partnership Interest held by the General Partner that is a general partner’s interest in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A General Partnership Interest may be expressed as a number of Partnership Units.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers and sisters.

“Incapacity” or “Incapacitated” means, (a) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (b) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (c) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership, (d) as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company, (e) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (f) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (g) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means (a) any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of its status as (i) the General Partner, (ii) a Limited Partner or (iii) an officer of the Partnership (or any Subsidiary or other entity in which the Partnership owns an equity interest) or a trustee/director, officer or shareholder of the General Partner (or any Subsidiary or other entity in which the General Partner owns an equity interest (so long as the General Partner’s ownership of an interest in such entity is not prohibited by Section 7.5(a)) or for which the General Partner, acting on behalf of the Partnership, requests the trustee/director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan) and (b) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“JAMS” has the meaning set forth in Section 15.1 hereof.

“Limited Partner” means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended and restated from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Limited Partnership Interest may be expressed as a number of Partnership Units.

“Limited Partner Subsidiary” means each wholly owned Subsidiary of the Company that is not a Subsidiary of the Partnership.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidating Losses” means any net capital loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including any Liquidating Transaction), including but not limited to net capital loss realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.4 of Exhibit B hereto.

“Liquidating Transaction” has the meaning set forth in Section 7.11(a) hereof.

“Liquidator” has the meaning set forth in Section 13.2(a) hereof.

“Majority in Interest” means Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Exhibit B hereto.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C hereto, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C hereto, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“New Securities” means (a) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of beneficial interest (or other comparable equity interest) of the Company, excluding grants under any Stock Incentive Plan, or (b) any Debt issued by the Company that provides any of the rights described in clause (a).

“Non-U.S. Person” means a “foreign person” as such term is used in Section 897(h)(4)(B) of the Code.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2 of Exhibit C hereto if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Partner” means the General Partner or a Limited Partner, and “Partners” means, collectively, the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means CBL & Associates Limited Partnership, the limited partnership formed under the Act and continued upon the terms and conditions set forth in this Agreement, and any successor thereto.

“Partnership Audit Rules” has the meaning set forth in Section 10.3(b) hereof.

“Partnership Interest” means a Limited Partnership Interest or the General Partnership Interest, as the context requires, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner either (a) for the making of any distribution pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the Company for a distribution or dividend to its shareholders of some or all of its portion of such distribution received by the General Partner if the shares of Common Stock are Publicly Traded, or (b) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2 hereof.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, and includes Common Units and any other classes or series of Partnership Units (including Preference Units) established after the date hereof.  The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A hereto, as such Exhibit A may be amended and restated from time to time.  The ownership of Partnership Units may be evidenced by a certificate in a form approved by the General Partner.

“Partnership Year” means the fiscal year of the Partnership.

“Percentage Interest” means, as to a Partner holding a Partnership Interest of any class issued hereunder, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A attached hereto, as such Exhibit A may be amended and restated from time to time, multiplied by the aggregate Percentage Interest allocable to such class of Partnership Interests.  For such time or times as the Partnership shall at any time have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to each class of Partnership Interests shall be determined as set forth in Section 4.2(b) hereof.

“Person” means a natural person, partnership (whether general or limited), trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual, entity or any government or agency or political subdivision thereof, in each case, in its own or any representative capacity.

“Preference Units” means any Limited Partnership Interests of any class ranking senior (as to preferential distributions or redemption or voting rights) to the Common Units.

“Properties” or “Property” shall mean any real property in which the Partnership, directly or indirectly, holds or acquires ownership of a fee, mortgage or leasehold interest.

“Property Partnerships” shall mean and include any partnership or other entity in which the Partnership is or becomes a partner or other equity participant and which is formed for the purpose of acquiring, developing or owning a Property or a proposed Property.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

“Qualified REIT Subsidiary” means any Subsidiary of the Company that is a “qualified REIT subsidiary” within the meaning Section 856(i) of the Code.  Except as otherwise specifically provided herein, a Qualified REIT Subsidiary of the Company that holds as its only assets direct and/or indirect interests in the Partnership will not be treated as an entity separate from the Company.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Expenses” shall mean (a) costs and expenses relating to the formation and continuity of existence of the Company and the General Partner, including taxes, fees and assessments associated therewith (other than federal, state or local income taxes imposed upon the Company as a result of the Company’s failure to distribute to its shareholders an amount equal to its taxable income), any and all costs, expenses or fees payable to any trustee or director of the Company or such Persons, (b) costs and expenses relating to any offer or registration of securities by the Company (the proceeds of which will be contributed or advanced to the Partnership) and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (c) costs and expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, including filings with the Securities and Exchange Commission, (d) costs and expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body, including the Securities and Exchange Commission, and (e) all other operating or administrative costs of the Company incurred in the ordinary course of its business; provided, however, that any of the foregoing expenses that are determined by the Company to be expenses relating to the ownership and operation of, or for the benefit of, the Partnership shall be treated, subject to Section 7.4(e) hereof, as reimbursable expenses under Section 7.4(b) hereof rather than as “REIT Expenses”.

“REIT Requirements” has the meaning set forth in Section 5.1(a) hereof.

“REIT Payment” has the meaning set forth in Section 16.14 hereof.

“Rights” has the meaning set forth in Section 8.6 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of beneficial interest (or other comparable equity interest) of the Company, including the Common Stock. Shares may be issued in one or more classes or series in accordance with the terms of the Certificate of Incorporation. In the event that there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Common Units, the term “Shares” refers to common shares of beneficial interest (or other comparable equity interest) of the Company.

“Shares Amount” means a number of Shares equal to the product of the number of Partnership Units offered for exchange by an Exercising Partner times the Conversion Factor; provided, however, that in the event the Company issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive.

“Stock Incentive Plan” means any share or stock incentive plan or similar compensation arrangement of the Company.

“Stock Option” means an option to purchase Shares granted under the Stock Incentive Plan.

“Stock Option Agreement” means the form of Stock Option Agreement to be used under the Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or joint venture, or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property (as determined under Exhibit B hereto) as of such date, over (b) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereto) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereto) as of such date, over (b) the fair market value of such property (as determined under Exhibit B hereto) as of such date.

Section 2.	ORGANIZATIONAL MATTERS

2.1Organization.  The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Fourth Restated Agreement.  The General Partner hereby amends and restates the Fourth Restated Agreement in its entirety.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

2.2Name.  The business of the Partnership shall be conducted under the name of “CBL & Associates Limited Partnership” or such other name as the General Partner may select, and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.

2.3Registered Office and Agent; Principal Office.  The Registered Agent of the Partnership shall be Corporation Service Company or such other Person as the General Partner may select in its sole discretion. The Registered Office of the Partnership shall be 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 or such other location as the General Partner may select in its sole and absolute discretion. The location of the principal place of business of the Partnership shall be at the

Office Building, or such other location as shall be selected from time to time by the General Partner in its sole discretion.

2.4Term.  The term of the Partnership commenced on July 16, 1993, the date on which the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue until December 31, 2090 (as such date may be extended by the General Partner in its sole discretion), unless it is dissolved sooner pursuant to the provisions of Section 13 hereof or as otherwise provided by law.

Section 3.	PURPOSE

3.1Purpose and Business.  The purpose of the Partnership shall be: (i) to acquire, hold, own, develop, redevelop, construct, improve, maintain, operate, manage, sell, lease, rent, transfer, encumber, mortgage, convey, exchange and otherwise dispose of, deal with, foreclose upon or otherwise exercise all rights with respect to, any of the Properties and any other real, personal and intangible property of all kinds; (ii) to exercise all of the powers of a partner in Property Partnerships; (iii) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; (iv) to engage in such other ancillary activities as shall be necessary, desirable or appropriate to effectuate the foregoing purposes; and (v) to otherwise engage in any enterprise, business or activity in which a limited partnership may engage or conduct under the Act.

3.2Powers.  The Partnership shall have all powers necessary or desirable to accomplish the purposes herein enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority, directly or through its interest in Property Partnerships, to enter into, perform and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien or assignment and, directly or indirectly, to develop, acquire and construct additional Properties necessary or useful in connection with its business.

3.3Partnership Only for Purposes Specified.  The Partnership shall be a partnership only for the purposes specified in Section 3.1 above, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 above.

Section 4.	CAPITAL CONTRIBUTIONS AND ISSUANCES OF PARTNERSHIP INTERESTS

4.1Capital Contributions of the Partners.

(a)Capital Contributions.  Prior to the effective date of this Agreement, the General Partner and the Limited Partners have made such capital contributions as maintained for a Partner pursuant to Exhibit B hereto on the books and records of the Partnership.  The Capital Accounts and the Carrying Values of the General Partner and the Limited Partners are determined pursuant to Section 1.4 of Exhibit B hereto.

(b)General Partnership Interest.  A number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding Partnership Units shall be deemed to be the General Partnership Units and shall be the General Partnership Interest.  All other Partnership Units hereafter acquired and held by the General Partner, if any, shall be Limited Partnership Interests and shall be held by the General Partner in the capacity as a Limited Partner in the Partnership; provided, however, that to the extent any adjustments in the number of Partnership Units held by the General Partner that are necessary to ensure that the General Partner holds one percent (1%) of all outstanding Partnership Units pursuant to the immediately preceding sentence shall not be Limited Partner Interests.

(c)Capital Contributions By Merger.  To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as maintained pursuant to Exhibit B hereto.

(d)No Obligation to Make Additional Capital Contributions.  Except as provided in Sections 7.5 and 10.4 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise).  No Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

4.2Issuances of Partnership Interests.

(a)General.  The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) Partnership Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that, no such Partnership Units or other Partnership Interests shall be issued to the Company (or any Limited Partner Subsidiary)  unless either (x) the Partnership Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the Company having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.2(a), or (y) the Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class or (z) the Partnership Interests are issued in connection with a transaction in which another person is merged, combined or consolidated with or into the Company (or any Limited Partner Subsidiary)  and in exchange for the transfer or contribution of all or substantially all of the assets of such other person by the Company (or the applicable Subsidiary) to the Partnership.  In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2(a), the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, 6.2 and 8.6 hereof) as it deems necessary to reflect the issuance of such additional Partnership Interests.

(b)Classes of Partnership Units.  From and after the Effective Date but subject to Section 4.2(a) above, the Partnership shall have one class of Partnership Units labeled “Common Partnership Units” or “Common Units” which shall be issued in such amounts and to such Persons as set forth on Exhibit A.  The General Partner may, in its sole and absolute discretion, issue to newly admitted Partners Common Units or Partnership Units of any other class established by the Partnership in accordance with Section 4.2(a) in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or any other assets or consideration; provided, however, that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Common Unit unless the context clearly requires otherwise.

4.3No Preemptive Rights.  Except to the extent expressly granted by the General Partner (on behalf of the Partnership) pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

4.4Other Contribution Provisions.  In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash for the fair market value of such services, and the Partner had contributed such cash to the capital of the Partnership.

4.5No Interest on Capital.  No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

Section 5.	DISTRIBUTIONS

5.1Requirement and Characterization of Distributions.

(a)General.  The General Partner shall have the exclusive right and authority to declare and cause the Partnership to make distributions as and when the General Partner deems appropriate or desirable in its sole discretion.  Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution with respect to a Partnership Unit for a quarter or shorter period if such Partner has exchanged such Partnership Unit for a Share and the Company is entitled to receive a distribution for such quarter or shorter period with respect to such Partnership Unit.  Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Section 4 hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.  For so long as the Company elects to qualify as a REIT, the Partnership shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the Company as a REIT, to make distributions to the Partners in amounts such that the Company will receive amounts sufficient to enable the Company to pay shareholder dividends that will (i) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”) and (ii) avoid any federal income or excise tax liability for the Company.

(b)Method.  When, as and if declared by the General Partner, the Partnership will make distributions to the General Partner in any amount necessary to enable the Company to pay REIT Expenses, and thereafter:

(i)first, to holders of Preference Units, if any, in an amount equal to preferential distributions accumulated and unpaid on such Preference Units in accordance with their respective terms;

(ii)second, to holders of Common Units pro rata in proportion to their respective Percentage Interests;

Each holder of Partnership Interests that are entitled to any preference in distribution shall be entitled to a distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date).  Notwithstanding anything to the contrary contained herein but except for any distribution to the General

Partner or the Company (or any Limited Partner Subsidiary) in amounts necessary to enable the Company to pay REIT Expenses, in no event shall any Partner receive a distribution with respect to any Common Unit with respect to any quarter until such time as the Partnership has distributed to the holders of the Preference Units, if any, all distributions payable with respect to such Preference Units through the last day of such quarter, in accordance with the instruments designating such Preference Units.

5.2Amounts Withheld.  All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees pursuant to Section 5.1 above for all purposes under this Agreement.

5.3Distributions Upon Liquidation.  Upon liquidation of the Partnership, any liquidating proceeds shall be distributed to the Partners in accordance with Section 13.2 hereof.

5.4Revisions to Reflect Issuance of Additional Partnership Interests.  In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Section 4 hereof, the General Partner shall make such revisions to this Section 5 as it deems necessary to reflect the issuance of such additional Partnership Interests.

Section 6.	ALLOCATIONS

6.1Allocations For Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereto) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)General Allocations. The Net Income or Net Loss of the Partnership for each fiscal year or other applicable period (or if necessary individual items thereof) shall be allocated among the Partners in a manner that will, as nearly as possible (after giving effect to the special allocations set forth in Section 1 of Exhibit C hereto) cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the hypothetical distribution that such Partner would receive if the Partnership were liquidated on the last day of such period and all assets of the Partnership, including cash, were sold for cash equal to their Carrying Values, taking into account any adjustments thereto for such period, all liabilities of the Partnership were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and the remaining cash proceeds (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.1, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed as of the date of the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the General Partner deems reasonably necessary for this purpose.

(b)Allocation of Nonrecourse Debt.  For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of the (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with any permissible method determined by the General Partner.

(c)Recapture Income. In accordance with Regulations Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to

Exhibit C hereto, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income

(d)COD Income from Chapter 11 Plan. For the avoidance of doubt, any income from the discharge of indebtedness recognized by the Partnership in connection with the transactions contemplated by the Chapter 11 Plan pursuant to Regulations Section 1.61-12(a) shall be allocated among the Partners prior to such discharge in accordance with the Fourth Restated Agreement, as in effect prior to this Agreement, and applicable Tax law  (and so as to give economic effect, to the maximum extent possible, to the book down of the assets of the Partnership under applicable Treasury Regulations and the realignment of capital accounts as a result of the implementation of the Chapter 11 Plan).  For the purposes of this Section, “Tax law” shall mean the Code, the Regulations and any applicable and binding precedents, including, but not limited to, case law.

6.2Revisions to Allocations to Reflect Issuance of Additional Partnership Interests.  In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Section 4 hereof, the General Partner shall make such revisions to this Section 6 as it deems necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto.

Section 7.	MANAGEMENT AND OPERATIONS OF BUSINESS

7.1Management.

(a)Powers of General Partner.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.  The General Partner may not be removed by the Limited Partners.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Sections 7.6 and 7.11 below, shall have full power and authority to do all things deemed necessary or desirable by it, on such terms and conditions as the General Partner in its sole discretion deems appropriate, to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(i)the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (as long as the Company qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the Company to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner deems necessary or desirable for the conduct of the activities of the Partnership;

(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)the acquisition, disposition, sale, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity, on such terms as the General Partner deems proper in its sole and absolute discretion;

(iv)the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons, and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

(v)the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any other Person in which the Partnership has made a direct or indirect equity investment;

(vi)the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(vii)the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(viii)the holding, managing, investing and reinvesting of cash and other assets of the Partnership and, in connection therewith, the opening, maintaining and closing of bank and brokerage accounts and the drawing of checks or other orders for the payment of moneys;

(ix)the collection and receipt of revenues and income of the Partnership;

(x)the selection and dismissal of employees, if any, of the Partnership (including, without limitation, employees having titles, if any, such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(xi)the maintenance of such insurance for the benefit of the Partnership and the Partners;

(xii)the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to its Subsidiaries and any other Person in which it has an equity investment from time to time);

(xiii)the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiv)the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

(xv)the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership;

(xvi)the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

(xvii)the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

(xviii)the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner under this Agreement;

(xix)the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Exchange Right under Section 8.6 hereof;

(xx)the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect exchanges, redemptions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement;

(xxi)the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Partnership and another person that is not prohibited under this Agreement, whether with or without Consent, the terms of Section 17-211(g) of the Act shall be applicable such that the General Partner shall have the right to effect any amendment to this Agreement or effect the adoption of a new partnership agreement for a limited partnership if it is the surviving or resulting limited partnership on the merger or consolidation (except as may be expressly prohibited under Section 14.1); and

(xxii)the taking of any and all actions necessary or desirable in furtherance of, in connection with or incidental to the foregoing.

(b)No Approval by Limited Partners.  Except as provided in Section 7.11 below, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law.  The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(c)Insurance.  At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership, (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

(d)Working Capital and Other Reserves.  At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable (both in purpose and amount) from time to time, including upon liquidation of the Partnership pursuant to Section 13.2 hereof.

(e)No Obligations to Consider Tax Consequences of Limited Partners.  In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it.  The General Partner and the Partnership shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions, provided, however, that the General Partner has acted in good faith and not beyond its authority under this Agreement.

7.2Certificate of Limited Partnership.  The Partnership has caused the Certificate to be filed with the Secretary of State of Delaware.  To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, territory or other jurisdiction in which the Partnership may elect to do business or own property.  Subject to the terms of Section 8.5(a)(iv) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, territory or other jurisdiction in which the Partnership may elect to do business or own property.

7.3Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.  The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this

Agreement.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.4Reimbursement of the General Partner.

(a)No Compensation.  Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Sections 5 and 6 hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)Responsibility for Partnership Expenses.  The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations.  The General Partner or the Company (or any Limited Partner Subsidiary), as applicable, shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses the General Partner or the Company (or any Limited Partner Subsidiary)  incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, expenses related to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership such as auditing expenses and filing fees); provided, however, that (i), the amount of any such reimbursement shall be reduced by (x) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it as permitted in Section 7.5(a) below and (y) any amount derived by the General Partner from any investments permitted in Section 7.5(a) below and (ii) REIT Expenses shall not be treated as Partnership expenses for purposes of this Section 7.4(b).  The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership.  In the event that certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable.  Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3(b) hereof and as a result of indemnification pursuant to Section 7.7 below.  All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

(c)Partnership Interest Issuance Expenses.  The General Partner or the Company (or any Limited Partner Subsidiary), as applicable, shall also be reimbursed for all expenses it incurs relating to any issuance of additional Partnership Interests, Debt of the Partnership or rights, options, warrants or convertible or exchangeable securities pursuant to Section 4 hereof (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership, unless otherwise determined by the General Partner in its sole discretion in accordance with Section 7.4(b).

(d)Purchases of Shares by the Company.  In the event that the Company exercises its rights under the Certificate of Incorporation to purchase shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or share purchase program adopted by the Company, any employee share purchase plan adopted by the Company or any similar obligation or arrangement undertaken by the Company in the future, the purchase price paid by the Company for such Shares and any other expenses incurred by the Company in connection with such purchase shall be considered REIT Expenses, and the Partnership shall distribute cash to the Company to offset such expenses pursuant to Section 5.1, subject to the conditions that:   if such Shares subsequently are to be sold by the Company, the Company pays to the Partnership any proceeds received by the Company for such Shares (provided, however, that a transfer of Shares for Partnership Units pursuant to Section 8.6 hereof would not be considered a sale for such purposes); and  if such Shares are not retransferred by the Company within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units of the appropriate class (rounded to the nearest whole Partnership Unit) held by the Company equal to the product attained by multiplying the number of such Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

(e)Tax Treatment of Certain Reimbursements.  If and to the extent that any reimbursement made pursuant to this Section 7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, then such reimbursement shall be treated as a distribution pursuant to clause (i) of Section 5.1(b) hereof.

7.5Outside Activities of the General Partner.

(a)General.  Except as set forth in this Section 7.5(a), the General Partner shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental to any of the foregoing.  The assets of the General Partner shall be limited to Partnership Interests and permitted debt obligations of the Partnership, so that Shares and Partnership Units are completely fungible except as otherwise specifically provided herein; provided, however, that the General Partner shall be permitted to hold (i) interests in entities, including Qualified REIT Subsidiaries, that hold no material assets; (ii) interests in Qualified REIT Subsidiaries (or other entities that are not taxed as corporations for federal income tax purposes) that own only interests in the Partnership and/or interests in other Qualified REIT Subsidiaries (or other entities that are not taxed as corporations for federal income tax purposes) that either hold no assets or hold only interests in the Partnership; (iii) assets and/or interests in entities, including Qualified REIT Subsidiaries, that hold assets which are incidental to the foregoing. The General Partner and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

(b)Repurchase of Shares.  In the event the Company exercises its rights under the Certificate of Incorporation to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or share purchase program adopted by the Company, any employee share purchase plan adopted by the Company or any similar obligation or arrangement undertaken by the Company in the future, and the Company does not resell said Shares within thirty (30) days after the purchase thereof as contemplated in Section 7.4(d)(i), then the General Partner shall cause the Partnership to cancel that number of Partnership Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the Company times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, on the same terms and for the same aggregate price that the Company purchased such Shares.

(c)Forfeiture of Shares.  In the event the Partnership or the Company acquires Shares as a result of the forfeiture of such Shares under a restricted or similar share plan, then the General Partner shall cause the Partnership to cancel that number of Partnership Units of the appropriate class equal to the number of Shares so acquired.

(d)Issuances of Shares.  The Company shall not grant, award, or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders), other equity securities of the Company, or New Securities unless (i) the General Partner shall cause, pursuant to Section 4.2(a) hereof, the Partnership to issue Partnership Interests to the General Partner or the Company (or any Limited Partner Subsidiary), as applicable, or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, or New Securities, as the case may be, and (ii) the General Partner or the Company (or any Limited Partner Subsidiary), as applicable transfers to the Partnership, as an additional Capital Contribution, the proceeds from the grant, award, or issuance of such additional Shares, other equity securities, or New Securities, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, or New Securities, as the case may be.  Without limiting the foregoing, the Company is expressly authorized to issue additional Shares, other equity securities, or New Securities, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2(a) hereof, to cause the Partnership to issue to the General Partner or the Company (or any Limited Partner Subsidiary), as applicable, corresponding Partnership Interests, as long as (i) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise) and (ii) the General Partner or the Company (or any Limited Partner Subsidiary), as applicable, transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

(e)Stock Incentive Plan.  If at any time or from time to time, Stock Options granted in connection with the Company’s Stock Incentive Plan are exercised in accordance with the terms of a Stock Option Agreement:

(i)the Company shall, as soon as practicable after such exercise, contribute or cause to be contributed to the capital of the Partnership an amount equal to the exercise price paid to the Company by such exercising party in connection with the exercise of the Stock Option; and

(ii)the General Partner or the Company (or any Limited Partner Subsidiary), as applicable, shall be deemed to have contributed to the Partnership as Capital Contributions an amount equal to the Current Per Share Market Price (as of the trading date immediately preceding the date on which the purchase of the Shares by such exercising party is consummated) multiplied by the number of Shares delivered by the Company to such exercising party and the Partnership shall issue to the General Partner or the Company (or any Limited Partner Subsidiary), as applicable, a number of Common Units equal to such number of shares of Common Stock divided by the Conversion Factor.

7.6Transactions with Affiliates(a). The Partnership may lend or contribute funds to its subsidiaries or other Entities in which it has an equity investment, and such Entities may borrow funds from the Partnership, on terms and conditions established in the discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person. The Partnership may also engage in other transactions and enter into contracts with an Affiliate of any Partner, which transactions and contracts are on terms fair and reasonable to the Partnership and no less favorable to the Partnership than would be obtained from unaffiliated third parties, provided, however, that the affirmative determination by the Company’s board of directors shall determine conclusively that a transaction or contract between the

Partnership on the one hand and the General Partner or the Company (or any Limited Partner Subsidiary) on the other hand satisfies such requirement.

7.7Indemnification.

(a)General.  To the maximum extent permitted by applicable law at the time, the Partnership, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify each Indemnitee from and against any and all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, and penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee and relating to the Partnership or the General Partner or the formation or the current (and, in the case of the General Partner’s right to indemnification from the Partnership, prior) operations of, or the current (and, in the case of the General Partner’s right to indemnification from the Partnership, prior) ownership of property by, either of them as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.  The obligations of the Partnership under this Section 7.7 shall include reimbursement of the General Partner for any indemnification or advance of expenses by the General Partner pursuant to the DGCL, or its Bylaws.  Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligations for any indebtedness or other obligations or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to).  The General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements not inconsistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness.  The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7(a).  Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitees, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

(b)Advancement of Expenses.  Reasonable expenses expected to be incurred by an Indemnitee (including, without limitation, attorneys’ fees) shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee, in the case of any trustee/director or officer who is an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7 has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)No Limitation of Rights.  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

(d)Insurance.  The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement or the DGCL.

(e)Benefit Plan Fiduciary.  For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be related to the Partnership.

(f)No Personal Liability for Limited Partners.  In no event may an Indemnitee subject any of the Partners to liability by reason of the indemnification provisions set forth in this Agreement.

(g)Interested Transactions.  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)Benefit.  The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.  Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the obligation of the Partnership to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)Indemnification Payments Not Distributions.  If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

7.8Liability of the General Partner.

(a)General.  Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its directors and officers shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner acted in good faith.

(b)No Obligation to Consider Separate Interests of Limited Partners or Shareholders.  The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner’s shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees or to such shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions and that the General Partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided, however, that the General Partner has acted in good faith.

(c)Actions of Agents.  Subject to its obligations and duties as General Partner set forth in Section 7.1(a) above, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents.  The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(d)Effect of Amendment.  Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.9Other Matters Concerning the General Partner.

(a)Reliance on Documents.  The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)Reliance on Advisors.  The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)Action Through Agents.  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d)Actions to Maintain REIT Status or Avoid Taxation of the Company.  Notwithstanding any other provisions of this Agreement (other than the limitations on the General Partner’s authority set forth in Sections 7.5, 7.6, and 7.11) or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to satisfy the REIT Requirements or (ii) to allow the Company to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

7.10Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement (other than the limitations on the General Partner’s authority set forth in Sections 7.5, 7.6, and 7.11), any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.  In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.11Restrictions on General Partner’s Authority.

(a)The General Partner may not, directly or indirectly, cause the Partnership to take any action requiring Consent under this Agreement without first obtaining such Consent.

(b)Nothing herein shall be deemed to require that the Partnership or the General Partner take any action to avoid or prevent an involuntary disposition of any property, whether pursuant to foreclosure of a mortgage secured by such property or otherwise, including pursuant to a deed in lieu of foreclosure or a proceeding in connection with a Bankruptcy.

(c)Nothing herein shall prevent the sale, exchange, transfer or other disposition of any property pursuant to the dissolution and liquidation of the Partnership in accordance with Section 13 hereof (other than Section 13.1(e)).

(d)Except as specifically provided in this Agreement, the Limited Partners shall have no right to vote on any matter concerning the business and affairs of the Partnership, including, without limitation, any decisions regarding the merger of the Partnership or the sale, exchange, lease, mortgage or pledge or other transfer of, or the granting of a security interest in, all or substantially all of the assets of the Partnership and the incurrence of indebtedness by the Partnership, whether or not in the ordinary course of the Partnership’s business.

7.12Loans by Third Parties.  The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate; provided, however, that the Partnership shall not incur any Debt that is recourse to the General Partner unless, and then only to the extent that, the General Partner has expressly agreed.

Section 8.	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.4 hereof, or under the Act.

8.2Management of Business.  No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the

Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

8.3Outside Activities of Limited Partners.  Subject to Section 7.5 hereof, and subject to any agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary, any Limited Partner (other than the General Partner or the Company (or any Limited Partner Subsidiary)) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership.  Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.  None of the Limited Partners (other than the Company or any Limited Partner Subsidiary) nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4Return of Capital.  Except pursuant to the right of redemption or exchange set forth in Section 8.6 below, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.  No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2(a) hereof) or, except to the extent provided by Exhibit C hereto or as permitted by Sections 4.2(a), 5.1(b)(I) hereof or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

8.5Rights of Limited Partners Relating to the Partnership(a).

(a)General.  In addition to other rights provided by this Agreement or by the Act, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(i)to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Company and General Partner, as applicable, pursuant to the Exchange Act;

(ii)to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(iii)to obtain a current list of the name and last known business, resident or mailing address of each Partner; and

(iv)to obtain a copy of this Agreement and the Certificate and all amendments thereto.

(b)Notice of Conversion Factor.  The Partnership shall notify each Limited Partner upon reasonable request of the then current Conversion Factor and any changes that have been made thereto.

(c)Confidentiality.  Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

8.6Grant of Rights. The Partnership does hereby grant to each Limited Partner, and each of the Limited Partners does hereby accept, the right, but not the obligation (hereinafter referred to as the “Rights”), to require the Company and the General Partner to exchange part or all of the Limited Partner’s Common Units for shares of Common Stock or their cash equivalent, at the Partnership’s election, at any time or from time to time, on the terms and subject to the conditions and restrictions contained in Exhibit D hereto.  The Rights granted hereunder may be exercised by any one or more of the Limited Partners, on the terms and subject to the conditions and restrictions contained in Exhibit D hereto, upon delivery to the Partnership of an Exchange Notice, which notice shall specify the number of Common Units to be exchanged by such Limited Partner. Once delivered, the Exchange Notice shall be irrevocable; provided, however, the General Partner may, in its sole discretion, cancel such Exchange Notice upon the request of the applicable Limited Partner, subject to delivery by the Company or the General Partner of the exchange consideration in respect of the Common Units being exchanged in accordance with the terms hereof.  Notwithstanding the forgoing, upon the issuance of any Common Units, the General Partner and the Partner to whom such Common Units are issued may agree that such Common Units are not entitled to the Rights.  The terms and provisions applicable to the Rights shall be as set forth in attached Exhibit D.

Section 9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 below.  Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, computer disk, photographs, micrographics or any other information storage device, provided, however, that the records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

9.2Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

9.3Reports.  The General Partner shall cause to be submitted to the Limited Partners as promptly as reasonably practical upon receipt of the same from the Accountants of Audited Financial Statements prepared on a consolidated basis for the Partnership, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants; provided, however, this obligation of the General Partner shall be deemed satisfied with respect to the Limited Partners (other than the Company or any Limited Partner Subsidiary) at any time that the Company is publicly traded and listed on the New York Stock Exchange, AMEX, NASDAQ (or any reasonably comparable successor exchange in nature to such exchanges as of the date hereof).

Section 10.	TAX MATTERS

10.1Preparation of Tax Returns The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information (in draft form) reasonably required by Limited Partners for federal and state income tax reporting purposes.

10.2Tax Elections.

(a)Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.  The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

(b)To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

10.3Tax Matters Partner.

(a)For each taxable year of the Partnership beginning before January 1, 2018,

(i)The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes.  Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

(ii)The tax matters partner is authorized, but not required:

(A)to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(B)in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(C)to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(D)to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(E)to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(iii)to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations. The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

(b)For each taxable year of the Partnership beginning on or after January 1, 2018, the General Partner shall act as or appoint the “partnership representative” of the Partnership for purposes of Code Section 6223(a) and any comparable provisions of state and local law (the “partnership representative”) and, if necessary, shall appoint a “designated individual” within the meaning of Treasury regulations Section 301.6223-1 and any comparable provisions of state and local law (a “designated individual”). The General Partner may designate a new partnership representative or designated individual at any time subject to applicable law and shall designate a new partnership representative or designated individual if such person or entity resigns or is deemed ineligible. The partnership representative shall have all of the powers and responsibilities of such position as provided in the Code and Treasury Regulations and may take any action or make any elections contemplated by Code Sections 6222 through 6241 and any Treasury Regulations thereunder and comparable provisions of state and local law (the “Partnership Audit Rules”) in the sole and absolute discretion of the General Partner. The General Partner, as partnership representative, shall have the right to retain professional assistance as it, in its sole and absolute discretion, determines is necessary to or useful in the performance of its duties, and all out-of-pocket expenses and fees incurred by or in respect of the partnership representative shall constitute Partnership expenses. Any Person who serves as partnership representative or designated individual shall not be liable to the Partnership or any Partner for any action it takes or fails to take in such capacity, unless such action or failure to act constitutes gross negligence or deliberate misconduct. The provisions relating to indemnification set forth in Section 7.6 hereof shall be fully applicable to the partnership representative and the designated individual, if any, acting as such. Upon the Partnership’s request, each Partner shall provide to the Partnership within the required time frame any information that the partnership representative believes may be necessary or appropriate to resolve any tax issue relating to the Partnership or comply with or be eligible to invoke any aspect of the Partnership Audit Rules. Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable by the Partnership under the Partnership Audit Rules shall be treated as attributable to the Partners, and, to the extent possible, the General Partner shall allocate the burden of any such amounts to those Partners to whom such amounts are reasonably attributable. Any such amounts allocated to a Partner, at the option of the General Partner, shall (a) be promptly paid to the Partnership by such Partner or (b) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner. The obligations of each Partner (or former Partner) under this Section 10.3(b)) shall survive the Transfer by such Partner of its interest in the Partnership or the dissolution of the Partnership. In the event a Partner Transfers its interest in the Partnership, the transferee and transferor shall be jointly and severally liable for any liability with respect to the obligations of the transferor Partner under this Section 10.3(b).

(c)Reimbursement.  The tax matters partner or partnership representative shall receive no compensation for its services.  All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or a law firm to assist the partnership representative in discharging its duties hereunder, as long as the compensation paid by the Partnership for such services is reasonable.

10.4Withholding.  Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code or any “imputed underpayment” required to be paid by the Partnership pursuant to Section 6225 of the Code.  Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.  Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner.  Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4.  In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions).  Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 11.	TRANSFERS AND WITHDRAWALS

11.1Transfer.

(a)Definition.  The term “transfer,” when used in this Section 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.  The term “transfer” when used in this Section 11 does not include any exchange, redemption or repurchase of Partnership Units by the Partnership from a Partner (including the General Partner) or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6 hereof or otherwise.  No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and no part of the interest of a Limited Partner may be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)General.  No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 11.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Section 11 shall be null and void.

11.2Transfers of Partnership Interests of General Partner.  Except for transfers of Partnership Units to the Partnership as provided in Section 7.5 or Section 8.6 hereof, the General Partner may not transfer any of its Partnership Interest (including both its General Partnership Interest and its Limited Partnership Interest) except as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as General Partner.

11.3Limited Partners’ Rights to Transfer.

(a)General.  Subject to the provisions of Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6 below, a Limited Partner (other than the General Partner, the Company, or any Limited Partner Subsidiary) may transfer all or any portion of its Limited Partnership Interest to any Person; provided, however, that the Limited Partner obtains the prior written consent of the General Partner, which consent may be withheld only pursuant to one of the provisions of Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6 below or if the General Partner determines in its sole discretion exercised in good faith that such a transfer would cause the Partnership or any or all of the Partners other than the Limited Partner seeking to transfer its rights as a Limited Partner to be subject to tax liability as a result of such transfer.

(b)Incapacitated Limited Partners.  If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership.  The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c)No Transfers Violating Securities Laws.  The General Partner may prohibit any transfer of Partnership Units by a Limited Partner if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal, or state securities laws or regulations applicable to the Partnership or the Partnership Unit.

(d)No Transfers Affecting Tax Status of Partnership.  No transfer of Partnership Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6 hereof) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal income tax purposes, (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the Company to continue to qualify as a REIT or would subject the Company to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

(e)No Transfers to Holders of Nonrecourse Liabilities.  No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion.

(f)No Transfers to Non-U.S. Persons.  In addition to the other limitations on transfer contained in this Agreement, unless exempt due to a waiver granted as described below and which waiver remains in effect, no Limited Partnership Interest or portion thereof may be transferred in whole or in part, directly or indirectly (including, for the avoidance of doubt, by any transfer of a direct or indirect interest in any Person holding such Limited Partnership Interest), voluntarily, involuntarily, by operation of law or otherwise, to any Person if such transfer would cause any Non-U.S. Person to directly or indirectly own any Limited Partnership Interests.    The General Partner, in its sole and absolute discretion, may waive the application of this Section 11.3(f) with respect to a transfer and may grant such waiver prior to or following any such application as determined by the General Partner in such manner and on such terms as the General Partner may determine in its sole and absolute discretion.  The foregoing provisions of this Section 11.3(f) shall not apply to any Partnership Interests held or acquired by the General Partner.

11.4Substituted Limited Partners.

(a)Consent of General Partner.  No Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place without the consent of the General Partner to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.  The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b)Rights of Substituted Limited Partner.  A transferee who has been admitted as a Substituted Limited Partner in accordance with this Section 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.  The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 16.11 hereof and such other documents or instruments as may be required to effect the admission).

(c)Amendment and Restatement of Exhibit A.  Upon the admission of a Substituted Limited Partner, the General Partner shall amend and restate Exhibit A hereto to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the predecessor of such Substituted Limited Partner.

11.5Assignees.  If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 above as a Substituted Limited Partner, as described in Section 11.4 above, such transferee shall be considered an Assignee for purposes of this Agreement.  An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the Partnership Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6 hereof, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).  In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Section 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

11.6General Provisions.

(a)Withdrawal of Limited Partner.  No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Section 11 or pursuant to redemption or exchange of all of its Partnership Units under Section 8.6 hereof.

(b)Termination of Status as Limited Partner.  Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Section 11 or pursuant to redemption of all of its Partnership Units under Section 8.6 hereof shall cease to be a Limited Partner.

(c)Timing of Transfers.  Transfers pursuant to this Section 11 may only be made on the first day of a calendar month, unless the General Partner otherwise agrees.

(d)Allocations.  If any Partnership Interest is transferred during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Section 11 or redeemed, exchanged or transferred pursuant to Section 8.6 hereof, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the General Partner).  Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer, exchange or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month.  All distributions attributable to any Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment, exchange or redemption shall be made to the transferor Partner or the Exercising Partner, as the case may be, and, in the case of a transfer or assignment other than an exchange or redemption, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(e)Additional Restrictions.  In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Section 11, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6 hereof) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction not prohibited under Section 11.2 hereof); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction not prohibited under Section 11.2 hereof); (vi) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code; (x) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (xi) if such transfer could otherwise adversely affect the ability of the Company to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the Partnership, such transfer would adversely affect the ability of the Company to continue to qualify as a REIT or subject the Company to any additional taxes under Section 857 or Section 4981 of the Code.

(f)Avoidance of “Publicly Traded Partnership” Status.  The General Partner shall (i) use commercially reasonable efforts (as determined by it in its sole discretion exercised in good faith) to monitor the transfers of interests in the Partnership to determine (a) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (b) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”) and (ii) take such steps as it believes are commercially reasonable and appropriate (as determined by it in its sole discretion exercised in good faith) to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met.

Section 12.	ADMISSION OF PARTNERS

12.1Admission of Successor General Partner.  A successor to all of the General Partner’s General Partnership Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer.  Any such transferee shall carry on the business of the Partnership without dissolution.  In each case, the admission shall be subject to the successor General Partner’s executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

12.2Admission of Additional Limited Partners.

(a)General.  No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner's sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement, including, without limitation, pursuant to Section 4.1(c) hereof, or who acquires or otherwise receives Partnership Units in any permitted transfer shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner such documents or other instruments as the General Partner may require in its discretion, which may include, among other things, a written instrument, in a form acceptable to the General Partner, by which that Person confirms to the General Partner that it has accepted all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 16.11 hereof.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person and the number of Partnership Units issued to such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.  Regardless of the means by which any Additional Limited Partner is admitted to the Partnership, each Additional Limited Partner shall, automatically upon such admission, become subject to and bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Section 16.11 hereof.

(b)Allocations to Additional Limited Partners.  If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner).  Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner.  All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

12.3Amendment of Agreement and Certificate of Limited Partnership.  For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership (including an amendment and restatement of Exhibit A hereto) and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 16.11 hereof.

Section 13.	DISSOLUTION AND LIQUIDATION

13.1Dissolution.  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.  The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

(a)the expiration of its term as provided in Section 2.4 hereof;

(b)an event of withdrawal of the General Partner, as defined in the Act (other than an event of Bankruptcy), unless, within ninety (90) days after the withdrawal a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

(c)an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion, after December 31, 2090;

(d)entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(e)the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities (subject to Section 7.11(a)); or

(f)a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety (90) days after of the entry of such order or judgment a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

13.2Winding Up.

(a)General.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.  No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

(i)first, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(ii)second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Partners; and

(iii)the balance, if any, to the Partners in accordance with the distribution priorities set forth in Section 5.1.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Section 13.

(b)Deferred Liquidation.  Notwithstanding the provisions of Section 13.2(a) above which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) above, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

13.3Compliance with Timing Requirements of Regulations.  In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Section 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.  In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Section 13 may be:  (a) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided, however, that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

13.4Rights of Limited Partners.  Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.  Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

13.5Notice of Dissolution.  In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 13.1 above, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

13.6Cancellation of Certificate of Limited Partnership.  Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 above, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.7Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 above, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

13.8Waiver of Partition.  Except as otherwise expressly provided for in this Agreement, no Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or any of its assets or properties or cause the sale of any Partnership assets or property, and notwithstanding any provision of applicable law to the contrary, each Partner (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Partnership, except as expressly provided in this Agreement.

13.9Liability of Liquidator.  The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.11 hereof.

Section 14.	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1Amendments.

(a)Except to the extent expressly otherwise provided herein (including, without limitation, in Section 14.1(b) below), this Agreement may not be amended unless such amendment is approved by the General Partner with the prior Consent of the Limited Partners; provided that no amendment of this Agreement may be made without the consent of all of the affected Limited Partners if such amendment (i) converts any Limited Partner’s interest in the Partnership into a general partnership interest (other than the General Partner if the General Partner is also a Limited Partner), (ii) modifies the limited liability of any Limited Partner (if the General Partner is also a Limited Partner), or (iii) alters or modifies the Rights set forth in Section 8.6 in a manner adverse to such Partner.

(b)Notwithstanding anything to the contrary provided in Section 14.1(a) above, the General Partner shall have the power, without the consent of any Limited Partner, to amend this Agreement as may be required to facilitate or implement any of the following:

(i)to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)to reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement;

(iii)to set forth the rights, powers and duties of the holders of any additional Partnership Units issued pursuant to Section 4.2(a) hereof (including, without limitation, amending the distribution and allocation provisions set forth herein);

(iv)to reflect any change that does not adversely affect the Limited Partners in any material respect, to cure any ambiguity, to correct or supplement any defective provision in this

Agreement or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with any other provision of this Agreement; and

(v)to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulations of a federal or state agency or contained in federal or state law.

14.2Meetings of the Partners.

(a)General.  Meetings of the Partners may be called only by the General Partner.  Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting; provided, however, that a Partner’s attendance at any meeting of Partners shall be deemed a waiver of the foregoing notice requirement with respect to such Partner.  Partners may vote in person or by proxy at such meeting. The notice shall state the nature of the business to be transacted at such meeting.   Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1(a) above.  Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Limited Partners (including Limited Partnership Interests held by the General Partner) shall control.

(b)Actions Without a Meeting.  Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).  Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).  Such consent shall be filed with the General Partner.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c)Proxy.  Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of notice thereof in writing.

(d)Conduct of Meeting.  Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

(e)Meeting Attendance.  If authorized by the General Partner in its sole discretion, and subject to such guidelines and procedures as the General Partner may adopt, Partners and proxyholders not physically present at a meeting of Partners may, by means of remote communication:

(i)participate in a meeting of Partners; and

(ii)be deemed present in person and vote at a meeting of Partners, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Partnership shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Partner or proxyholder, (B) the

Partnership shall implement reasonable measures to provide such Partners and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any Partner or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Partnership.

Section 15.	ARBITRATION OF DISPUTES

15.1Arbitration.  Any dispute, controversy, suit, action or proceeding arising out of or relating to this Agreement, other than injunctive relief, will be resolved exclusively by arbitration, conducted before a single arbitrator in New York County, New York in accordance with, and pursuant to, the applicable rules of JAMS (“JAMS”).  The arbitration shall be conducted on a strictly confidential basis, and none of the parties shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The decision of the arbitrator will be final and binding upon the parties hereto.  Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.  Any party hereto may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the United States Federal Arbitration Act or the New York Arbitration Act.  The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS’s administrative fees and the arbitrator’s fee and expenses.  If neither party is so determined, such fees shall be shared.  Each party shall be responsible for such party’s own attorneys’ fees.  IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTNER AND THE PARTNERSHIP WAIVE AND COVENANT THAT THE PARTNER AND THE PARTNERSHIP WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR ANY PARTNER MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTNERSHIP AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNER, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 16.	GENERAL PROVISIONS

16.1Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied, emailed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or email, or three Business Days after deposit in United States mail registered or certified, postage prepaid, and properly addressed by or to the appropriate party. For purposes of this Section 16.1, the address of each of the Partners shall be the address set forth opposite such Partner’s name in Exhibit A hereto or such other address as the Partners shall notify the General Partner in writing. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

16.2Headings.  The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to “including” shall be deemed to mean “including without limitation.” Except as specifically provided otherwise, references to “Sections” are to Sections of this Agreement.

16.3Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

16.4Further Action.  Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as maybe required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

16.5Successor.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

16.6Creditors; Other Third Parties.  Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor or other third party having dealings with the Partnership.

16.7Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

16.8Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument; provided, however, that pursuant to the Plan and as of the Effective Date, each of the Partners as of the Effective Date is automatically deemed to have accepted the terms of this Agreement (in its capacity as a Partner of the Partnership) and is automatically deemed to be a party hereto as a Partner without any further action and as if, and with the same effect as if, such Partner had delivered a duly executed counterpart signature page to this Agreement.  To facilitate execution of this Agreement, the parties may exchange counterparts of the signature page by facsimile or electronic mail (e-mail), including, but not limited to, as an attachment in portable document format (PDF), which shall be effective as original signature pages for all purposes.

16.9Applicable Law.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware.

16.10Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

16.11Power of Attorney.

(a)General.  Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Section 11, 12 or 13 hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(ii)execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained in this Section 16.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Section 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b)Irrevocable Nature.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.  Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

16.12Entire Understanding; Etc.  This Agreement constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within.

16.13No Rights as Shareholders.  Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner or the Company, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner or the Company or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of directors of the General Partner or the Company or any other matter.

16.14Limitation to Preserve REIT Status.  To the extent that any amount paid or credited to the General Partner or its officers, directors, employees or agents or the Company (or any Limited Partner Subsidiary) pursuant to Section 7.4 or Section 7.7 hereof would constitute gross income to the Company for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “REIT Payment”) then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments for any fiscal year shall not exceed the lesser of:

(a)an amount equal to the excess, if any, of (i) five percent (5%) of the Company’s total gross income (but not including the amount of any REIT Payments) for the fiscal year over (ii) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the Company from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any REIT Payments); or

(b)an amount equal to the excess, if any of (i) twenty-five percent (25%) of the Company’s total gross income (but not including the amount of any REIT Payments) for the fiscal year over (ii) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the Company from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any REIT Payments);

provided, however, that REIT Payments in excess of the amounts set forth in subparagraphs (a) and (b) above may be made if the Company, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the Company’s ability to qualify as a REIT.  To the extent REIT Payments may not be made in a year due to the foregoing limitations, such REIT Payments shall carry over and be treated as arising in the following year; provided, that (i) as REIT Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

CBL Holdings I, Inc.

By:	/s/ Stephen D. Lebovitz
Name:	Stephen D. Lebovitz
Title:	Chief Executive Officer

The undersigned does hereby execute this Agreement solely for purposes of acknowledging provisions herein that refer to the Company; provided, however, that the undersigned, by execution below, shall not be deemed to be a Partner of the Partnership or otherwise to accept any liability of the Partnership or any Partner.

Executed as of the date first written above.

CBL & Associates Properties, Inc.

By:	/s/ Stephen D. Lebovitz
Name:	Stephen D. Lebovitz
Title:	Chief Executive Officer

EXHIBIT A
PARTNERS AND
PARTNERSHIP INTERESTS

Name	Address	Partnership Units	Percentage Interest
GENERAL PARTNER
CBL Holdings I, Inc.	2030 Hamilton Place Blvd., CBL Center, Suite 500, Chattanooga, TN 37421	200,000	1.0000%
LIMITED PARTNERS
CBL Holdings II, Inc.	2030 Hamilton Place Blvd., CBL Center, Suite 500, Chattanooga, TN 37421	19,789,717	98.9486%
Beth Lebovitz Backer	31 Candleberry Lane, Weston, MA 02493	1,065	0.0053%
Trust U/W Moses Lebovitz FBO Faye L. Peterken	2030 Hamilton Place Blvd., CBL Center, Suite 500, Chattanooga, TN 37421	546	0.0027%
Monroeville Mall Partners, L.P.	c/o Turnberry Assoc., Aventura Mall, 19501 Biscayne Blvd., Suite 400, Aventura, FL 33180	4,172	0.0209%
Monroeville Mall TIC’s II	c/o Turnberry Assoc., Aventura Mall, 19502 Biscayne Blvd., Suite 400, Aventura, FL 33180	131	0.0007%
LCBL No.1 LLC	19950 West Country Club Drive, Tenth Floor, Aventura, FL 33180	2,108	0.0105%
LCBL No.2 LLC	19950 West Country Club Drive, Tenth Floor, Aventura, FL 33180	2,108	0.0105%
Joseph J. Urbancic Revocable Living Trust Dated 1-21-1993	31801 Del Lane, Avon Lake, OH 44012	53	0.0003%
Glenn J. Rufrano	3112 Shore Road, Bellmore, NY 11710	100	0.0005%
TOTALS		20,000,000	100%

A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

Section 1.	Capital Accounts of the Partners.

1.1The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv).  Such Capital Account shall be increased by (a) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, as may be further amended (the “Partnership Agreement”), and (b) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.2 hereof and allocated to such Partner pursuant to Section 6.1 and Exhibit C of the Partnership Agreement, and decreased by (i) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to the Partnership Agreement and (ii) all items of Partnership deduction and loss computed in accordance with Section 1.2 hereof and allocated to such Partner pursuant to Section 6.1 and Exhibit C of the Partnership Agreement.

1.2For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in the Partnership Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv) (m)(4).

(b)The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(c)Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(d)In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(e)In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.4 hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(f)Any items specially allocated under Section 2 of Exhibit C of the Partnership Agreement shall not be taken into account.

1.3Generally, a transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.  The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Exhibit B.

1.4(a) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.4(b) hereof, the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.4(b) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Partnership Agreement.

(b)Such adjustments shall be made as of the following times: (i) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (iii) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c)In accordance with Regulations Section 1.704- l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(d)In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Section 13 of the Partnership Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt.  The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

1.5The provisions of the Partnership Agreement (including this Exhibit B and the other exhibits to the Partnership Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Section 14 of the Partnership Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 13 of the Partnership Agreement upon the dissolution of the Partnership.  The General Partner also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations

Section l.704-l(b)(2)(iv)(q), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause the Partnership Agreement not to comply with Regulations Section l.704-1(b).

Section 2.No Interest.  No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

Section 3.No Withdrawal.  No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Sections 4, 5, 6 and 13 of the Partnership Agreement.

Section 4.Defined Terms.  Terms not otherwise defined in this Exhibit B shall have the meanings given to them under the Partnership Agreement.

EXHIBIT C

SPECIAL ALLOCATION RULES

Section 1.Special Allocation Rules.  Notwithstanding any other provision of the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, as may be further amended (the “Partnership Agreement”) or this Exhibit C, the following special allocations shall be made in the following order:

1.1Minimum Gain Chargeback.  Notwithstanding the provisions of Section 6.1 of the Partnership Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). For the avoidance of doubt, such items shall include any income from the discharge of a Nonrecourse Liability arising in connection with the transactions contemplated by the Chapter 11 Plan. This Section 1.1 is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.1 only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Partnership Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

1.2Partner Minimum Gain Chargeback.  Notwithstanding any other provision of Section 6.1 of the Partnership Agreement or any other provisions of this Exhibit C (except Section 1.1 hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (5).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i) (4).  For the avoidance of doubt, such items shall include any income from the discharge of Partner Nonrecourse Debt arising in connection with the transactions contemplated by the Chapter 11 Plan. This Section 1.2 is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.  Solely for purposes of this Section 1.2, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Partnership Agreement or this Exhibit C with respect to such Partnership Year, other than allocations pursuant to Section 1.1 hereof.

1.3Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.1 and 1.2 hereof with respect to such Partnership Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.  This

C-1

Section 1.3 is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.4Gross Income Allocation.  In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

1.5Nonrecourse Deductions.  Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests.  If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

1.6Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

1.7Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

Section 2.Allocations for Tax Purposes.   Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Partnership Agreement and Section 1 of this Exhibit C.  Items of taxable income, gain, loss and deduction with respect to Contributed Property or Adjusted Property shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Carrying Value. In making allocations pursuant to this Section 2.2, the General Partner shall apply, in its sole discretion, any method that may be permitted under Treasury Regulations Section 1.704-3.

Section 3.Defined Terms.  Terms not otherwise defined in this Exhibit C shall have the meanings given to them under the Partnership Agreement.

C-2

EXHIBIT D

RIGHTS TERMS

The Rights granted to the Limited Partners pursuant to Section 8.6 of the Partnership Agreement hereof shall be subject to the following terms and conditions:

1.Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement or the Certificate of Incorporation, and, in addition, the following terms and phrases shall, for purposes of this Exhibit D and the Agreement, have the meanings set forth below:

“Computation Date” shall have the meaning set forth in Section 5 hereof.

“Election Notice” shall mean the written notice to be given by the General Partner to the Exercising Partners in accordance with the provisions of Section 6 hereof in response to the receipt by the Partnership of an Exchange Notice from such Exercising Partners, the form of which Election Notice is attached hereto as Schedule 2.

“Exchange Consideration” shall have the meaning set forth in Section 5 hereof.

“Exchange Notice” shall have the meaning set forth in Section 2 hereof.

“Exchange Rights” shall have the meaning set forth in Section 2 hereof.

“Exercising Partners” shall have the meaning set forth in Section 2 hereof.

“Hart-Scott Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Liens” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other similar encumbrances of any nature whatsoever.

“Offered Units” shall mean the Common Units of the Exercising Partners identified in an Exchange Notice which, pursuant to the exercise of Exchange Rights, can be acquired by the Partnership under the terms hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute.

“Transaction Expenses” shall have the meaning set forth in Section 7 hereof.

2.Delivery of Exchange Notices.  Any one or more Limited Partners (“Exercising Partners”) may, subject to the limitations set forth herein, deliver to the Partnership written notice (the “Exchange Notice”) pursuant to which such Exercising Partners elect to exercise their Right to exchange (the “Exchange Rights”) all or any portion of their Common Units for Exchange Consideration subject to the limitations contained in Sections 3 and 4 below.

3.Restrictions on Exercise.  Subject to Section 11.3(d) hereof, exchange Rights may be exercised at any time and from time to time, to the extent that, (i) upon exercise of the Exchange Rights,

the Exercising Partner shall not, on a cumulative basis, Beneficially Own or Constructively Own shares of Common Stock including shares of Common Stock to be issued in connection with the exercise of such Exchange Rights, in excess of the Ownership Limit or the Constructive Ownership Limit. If an Exchange Notice is delivered to the Partnership, but as a result of the foregoing or as a result of restrictions contained in the Certificate of Incorporation of the Company, the Exchange Rights cannot be exercised in full, the Exchange Notice shall be deemed to be modified such that the Exchange Rights shall be exercised only to the extent permitted hereunder, and the Exchange Notice with respect to the remainder of such Exchange Rights shall be deemed to have been withdrawn.

4.Limitation on Exercise of Exchange Rights.  Exchange Rights may be exercised at any time and from time to time, provided, however, that, except (x) with the prior written consent of the General Partner or (y) upon the exercise of all of a Limited Partner’s Exchange Rights, (a) only one (1) Exchange Notice may be delivered to the Partnership by any Limited Partners during any consecutive 12-month period; and (b) no Exchange Notice may be delivered with respect to Common Units having a value of less than $250,000 or result in the exchanging Limited Partner owning Common Units having a value of less than $250,000 after giving effect to the exchange, in each case calculated by multiplying the Shares Amount with respect to such Common Units by the Current Per Share Market Price.

5.Computation of Exchange Consideration/Form of Payment.  The exchange consideration (“Exchange Consideration”) payable by the Partnership to each Exercising Partner shall be equal to the Shares Amount with respect to the Offered Units multiplied by the Current Per Share Market Price, each computed as of the date on which the Exchange Notice was delivered to the Partnership (the “Computation Date”).  The Exchange Consideration shall, in the sole and absolute discretion of the General Partner, be paid in the form of (a) cash, or cashier’s or certified check or by wire transfer of immediately available funds to the Exercising Partner’s designated account or (b) subject to the applicable Ownership Limit, by the issuance by the Company of a number of shares of its Common Stock equal to the Shares Amount with respect to the Offered Units or (c) subject to the applicable Ownership Limit, any combination of cash and Common Stock (valued at the Current Per Share Market Price).

6.Closing; Delivery of Election Notice.  Within thirty (30) days after receipt by the Partnership of any Exchange Notice delivered in accordance with the requirements of Sections 2 and 4 hereof, the General Partner shall deliver to the Exercising Partners a notice (an “Election Notice”), which Election Notice shall set forth the computation of the Exchange Consideration and shall specify the form of the Exchange Consideration (which shall be in accordance with Section 5 hereof) to be paid by the Partnership to such Exercising Partners and the date, time and location for completion of the purchase and sale of the Offered Units, which date shall, to the extent required, in no event be more than (a) in the case of Offered Units with respect to which the Partnership has elected to pay the Exchange Consideration by causing the Company to issue shares of Common Stock, the later of (i) ten (10) days after delivery by the General Partner of the Election Notice for Offered Units and (ii) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart-Scott Act or (b) in the case of Offered Units with respect to which the Partnership has elected to pay the Exchange Consideration in cash, sixty (60) days after the initial date of receipt by the Partnership of the Exchange Notice for such Offered Units; provided, however, that such sixty (60) day period may be extended for an additional sixty (60) day period to the extent required for the Partnership to cause the Company to issue additional shares of its Common Stock to provide financing to be used to acquire the Offered Units.  Notwithstanding the foregoing, the Partnership agrees to use its reasonable efforts to cause the closing of the exchange hereunder to occur as quickly as possible.

7.Adjustment to Exchange Consideration.  If the Partnership elects to pay all or any portion of the Exchange Consideration in cash and if, as a result thereof, the Company elects to raise such cash through a public offering of its securities, borrowings or otherwise, the aggregate Exchange Consideration computed under Section 5 above shall be reduced by an amount (“Transaction Expenses”) equal to the expenses incurred by the Company in connection with such raising of funds allocable to the amounts required to pay the Exchange Consideration hereunder; provided, however, notwithstanding the foregoing, the Exchange Consideration shall not be reduced hereunder by an amount exceeding 5% of the Exchange Consideration computed without regard to the adjustment for Transaction Expenses.

8.Closing Deliveries.  At the closing of the purchase and sale of Offered Units, payment of the Exchange Consideration shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to (x) its due authority to sell all of the right, title and interest in and to such Offered Units to the Partnership, (y) the status of the Offered Units being sold, free and clear of all Liens and (z) if applicable, its intent to acquire the Common Stock for investment purposes and not for distribution, and (B) the Partnership with respect to due authority for the purchase of such Offered Units, and (ii) to the extent that any shares of Common Stock are issued in payment of the Exchange Consideration or any portion thereof, (A) an opinion of counsel for the Company to the effect that (I) such shares of Common Stock have been duly authorized, are validly issued, fully-paid and non-assessable and (II) issuance of such shares will not violate the Ownership Limit, and (B) a stock certificate or certificates evidencing the shares of Common Stock to be issued and registered in the name of the Exercising Partner or its designee with an appropriate legend reflecting that such shares are not registered under the Securities Act of 1933, as amended, and may not be offered or sold unless registered pursuant to the provisions of such act or an exemption therefrom is available as established by an opinion of counsel satisfactory to the Company.

9.Covenants of the Company.  To facilitate the Company’s ability to fully perform its obligations hereunder, the Company covenants and agrees as follows:

(a)  At all times during the pendency of the Rights, the Company shall reserve for issuance such number of shares of Common Stock as may be necessary to enable the Company to issue such shares in full payment of the Exchange Consideration in regard to all Common Units which are from time to time outstanding.

(b)  As long as the Company shall be obligated to file periodic reports under the Exchange Act, the Company will timely file such reports in such manner as shall enable any recipient of Common Stock issued to Limited Partners hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

(c)  Notwithstanding the Partnership’s and the Company’s determination as to the form in which the Exchange Consideration shall be payable, the Partnership shall be required to pay the Exchange Consideration by cashier’s check or wire transfer of New York clearing house funds to the extent that payment by issuance of Common Stock would disqualify the Company from being characterized as a real estate investment trust under the Code.

10.Limited Partners’ Covenant.  Each Limited Partner covenants and agrees with the Partnership that all Offered Units tendered to the Partnership in accordance with the exercise of Rights herein provided shall be delivered to the Partnership free and clear of all Liens and should any Liens exist or arise with respect to such Units, the Partnership shall be under no obligation to acquire the same unless, in connection with such acquisition, the Partnership has elected to pay such portion of the Exchange Consideration in the form of cash consideration in circumstances where such consideration will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration and the Partnership is expressly authorized to apply such portion of the Exchange Consideration as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full.  Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Offered Units to the Partnership (or its designee), such Limited Partner shall assume and pay such transfer tax.

EXHIBIT D   SCHEDULE 1

EXCHANGE NOTICE

To:           CBL & Associates Limited Partnership

Reference is made to that certain Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership dated November 1, 2021 (as amended from time to time, the “Partnership Agreement”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement.  Pursuant to Section 8.6 of the Partnership Agreement and Section 2 of Exhibit D of the Partnership Agreement, each of the undersigned, being a limited partner of the Partnership (an “Exercising Partner”), hereby elects to exercise its Exchange Rights as to a portion or portions of its Partnership Units all as specified opposite its signature below:

Dated:

Exercising Partner	Number of Offered Units

Exercising Partners:

EXHIBIT D    SCHEDULE 2

ELECTION NOTICE

To:           All Exercising Partners

Reference is made to that certain Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership dated November 1, 2021 (as amended from time to time, the “Partnership Agreement”).  All capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement.  Pursuant to Section 6 of Exhibit D to the Partnership Agreement, the undersigned, being the General Partner of the Partnership, hereby notifies the Exercising Partners that (a) the Exchange Consideration for the Offered Units as to which the Exchange Rights are being or are deemed to be exercised is $_____ , the computation of which is set forth on an attachment hereto; (b) $_______ of the Exchange Consideration is payable in cash and the balance thereof is payable by issuance of _______ shares of Common Stock; and (c) the closing of the purchase and sale of the Offered Units as to which the Exchange Rights are being or are deemed to be exercised shall take place at the offices of  __________________ at _______ a.m., local time, on ____________.

Dated:

CBL HOLDINGS I, INC.,

a Delaware corporation

By:

Its:	]